Exhibit 10.6
December 22, 2010
December 22, 2010
Edward R. Tetreault
Dear Ed:
     This letter confirms the terms of the obligation of Exide Technologies, as set forth in your offer letter drafted September 16, 2011, to reimburse you fifty per cent (50%) of the documented loss on sale of your existing home up to a maximum reimbursement of $300,000, subject to gross up to address any tax liability. The Company’s obligation to reimburse you for such amount is contingent on your remaining as an employee of the Company through the date of the sale of your existing home and such reimbursement will be made within sixty (60) days following such sale. In addition, any gross up payment shall be made by the end of your tax year following the year in which you remit the related taxes.
Sincerely,
James R. Bolch
Chief Executive Officer
If the above-stated terms are agreeable, please sign below and return this letter.

/s/ Edward R. Tetreault		Edward R. Tetreault
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